SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA


TOTAL RETURN

Formula in release:

P = $1,000 initial payment
T = average annual total return
n = number of years (including fractional portions)
ERV = ending redeemable value

            P(1+T)exponent n = ERV

for the year July 1, 1996 to June 30, 1997

            1,000 (1 + 27.33%) = $1,273.30

The formula given on page 48 of the release is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values, we have solved for T as follows:

                   n
                -------
            T = (ERV/P) - 1

for the year July 1, 1996 to June 30, 1997:

            .2733 = (1,273.30/1,000) - 1

and have reported those amounts as the total return.